CITY HOLDING COMPANY
INSIDER TRADING POLICY

This Insider Trading Policy (the “Policy”) provides the guidelines with respect to trading in the securities of City Holding Company (the “Company”). In the course of operating the business of the Company and its subsidiaries, their directors, corporate officers, operating officers and employees frequently use, or have access to, financial information, operating results and City Holding plans which have not been made public. The Company’s board of directors has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from trading in securities of that company.

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and its subsidiaries and to not engage in transactions in securities of the Company while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy, and that any Related Person whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Policy Administrator or any other employee or director of the Company or one of its subsidiaries pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws

I. Parties and Transactions to the Policy
A. Scope of Parties Subject to the Policy. This Policy applies to all employees and officers of the Company and its subsidiaries, all members of the Company’s board of directors, all members of the board of directors (or similar governing body) of any of the Company’s subsidiaries and all employees of the Company and its subsidiaries. This Policy also applies to any Related Person (as defined below) of such officer, director or employee.

B. Scope of Transactions Subject to the Policy. This Policy applies to all transactions in the Company’s securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities (collectively, “Company Securities”).

C. Administration of the Policy. The Chief Executive Officer, or the Chief Financial Officer or the Company Secretary, if so designated by the Chief Executive Officer, shall be responsible for administration of this Policy (the “Policy Administrator”). All determinations and interpretations by the Policy Administrator shall be final and not subject to further review. The Policy Administrator may not trade in Company Securities unless such trade has been pre-cleared in accordance with this Policy by the General Counsel.

II. General Trading Policy
A. City Holding Trading Guidelines. Investment by directors, officers and employees of the Company and its subsidiaries in Company Securities is generally acceptable. However, such investments should be made with caution, and with recognition of the legal prohibitions against the use by corporate insiders of “material” and “nonpublic information” (as such terms are defined in this Policy) for their own profit. The following are guidelines, in addition to information found in the employee handbook, to aid directors, officers and employees and any Related Person (as defined below) in determining when trading or causing others to trade in Company Securities is not permitted:
•You may not trade if you have knowledge of material nonpublic information about the Company or one of its subsidiaries that has not been made widely available to the public.
•You may not trade or recommend that another person trade securities of another company if you learn of material, nonpublic information about the other company in the course of your employment with Company or its subsidiaries.
•You may not disclose material nonpublic information to persons within the Company or one of its subsidiaries whose jobs do not require them to have that information, or outside of the Company and its subsidiaries to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms.
•For compliance purposes, you should never trade, tip or recommend Company Securities (or otherwise cause the purchase or sale of Company Securities) while in possession of information that you have reason to believe is material nonpublic information unless you first consult with, and obtain the advance approval of, the Policy Administrator.

•Once information has been released by the Company, you must still refrain from trading until sufficient time has passed to insure that information has been widely distributed to the investing public. In most cases, the Company prohibits trading until the second business day following the release by the Company of the information, but if circumstances warrant it may be advisable to wait a longer period. For example, if earnings or information regarding other material events are released on a Monday, Company policy would prohibit trading until Wednesday.

If a party subject to policy has any question regarding whether information they possess may be material and/or nonpublic, the party must discuss the matter, prior to trading, with the policy administrator

B. Definitions/Explanations
1. What is considered “material”?
Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the price of the Company’s common stock, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality. Rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
•projections of future earnings or losses, or any other earnings guidance, or changes to previously announced earnings guidance;
•developments regarding significant litigation or government agency investigations;
•impending bankruptcy or the existence of severe liquidity problems;
•the imposition of a ban on trading in Company Securities;
•major changes in management of the Company;
•changes in dividend policy, the declaration of a stock split, or an offering of additional securities;
•proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, tender offers, strategic alliances, or purchases or sales of substantial assets;
•significant regulatory developments affecting the Company or one of its subsidiaries, including the outcome of regulatory or other governmental inquiries and the results of regulatory examinations;
•bank borrowings or other financing transactions out of the ordinary course;
•a change in auditors or notification that the auditor’s reports may no longer be relied upon; and
•development of a significant new product, process or service.

If a party subject to policy is unsure whether information is material, the party should consult the Policy Administrator before making any decision to disclose such information (other than to persons who need to know it) or to trade in Company Securities.

2. What is “non-public” information?
Information should be considered non-public if it has not been disseminated in the Company’s annual or periodic reports to shareholders, has not been the subject of a prior widely disseminated press release intended for and made available to the public or has not been widely reported in the media, market letters, statistical services or the like. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information.

In addition, even after public disclosure of information about the Company, you must wait until the close of business on the second business day after the information was publicly disclosed before you can treat the information as public. For example, information that is disseminated publicly on Monday that first permissible trading day is Wednesday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

3. Who is a “Related Person”?
For purposes of this Policy, a Related Person includes your spouse, minor children and anyone else living in your household; partnerships in which you are a general partner; trusts of which you are a trustee; estates of which you are an executor; and other equivalent legal entities that you control. Although a person’s parent or sibling may not be considered a Related Person (unless living in the same household), a parent or sibling may be a “tippee” for securities laws purposes.

III. Blackout Periods and Requirements for certain Covered Persons
A. Blackout Periods. In addition to other limitations in this Policy to reduce any appearance of impropriety, the Company requires that (i) all directors, (ii) all executive officers of the Company, (iii) any officer of the Company and its subsidiaries working at the Company’s corporate headquarters at the rank of Senior Vice President and above, (iv) any accounting department employee working at the Company’s corporate headquarters, (v) any employee with access to monthly earnings reports, and (vi) any employee working on the executive floor at Company’s corporate headquarters, will limit their trading activity in Company Securities to an “open window” period and are prohibited from trading in any “blackout window” period. Trading “blackout windows” and “open windows” are as follows:

Trading “Blackout Windows”: trading is always prohibited during these periods
•March 1st thru the 2nd day after earnings are publicly released in April
•June 1st thru the 2nd day after earnings are publicly released in July
•September 1st thru the 2nd day after earnings are publicly released in October
•December 1st thru the 2nd day after earnings are publicly released in January

Trading “Open Windows”: trading may be permissible during these periods subject to the other parts of this policy
•2 days after earnings are publicly released in April until May 31st
•2 days after earnings are publicly released in July until August 31st
•2 days after earnings are publicly released in October until November 30th
•2 days after earnings are publicly released in January until February 28th

Always remember that trading is always prohibited if you have material non-public information, even if the trading is during an “open window” period. If you have any question regarding whether information you possess may be material and/or nonpublic, you must discuss the matter, prior to trading, with the Policy Administrator.

B. Other Restrictive Trading Periods. From time to time, other types of material non-public information and/or events regarding the Company (such as negotiation of mergers, acquisitions or dispositions or new product developments) may be pending and not be publicly disclosed but known by only a few directors, officers and/or employees. While such information or event remains material and nonpublic, the Company may impose special restriction periods during which such directors, officers and/or employees are prohibited from trading in Company Securities. In that situation, the Policy Administrator may notify these persons that they should not trade in Company Securities, without disclosing the reason for the restriction. The existence of an event specific restricted trading period will not be announced to the Company and its subsidiaries as a whole, and should not be communicated to any other person. Even if the Policy Administrator has not designated you as a person who should not trade due to an event-specific trading restriction, you should not trade while aware of material nonpublic information.

C. Pre-Clearance Procedure.
1. Except as noted below in Subsection C.3., all persons covered by this Section III must obtain prior clearance from the Policy Administrator, before he, she or a Related Person makes any purchases or sales of Company Securities, including a benefit plan transaction such as a cashless option exercise (other than an option exercise such as a stock for stock trade that does not include the sale of Company stock), a gift, a contribution to a trust or any other transfer. A request for pre-clearance should be submitted to the Policy Administrator at least two business days in advance of the proposed transaction. The Policy Administrator is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then such person must refrain from initiating the transaction in Company Securities, and should not inform any other person of the restriction. Permitted transactions must be consummated within three calendar days after the date of pre-clearance approval. If the transaction is not consummated within such time period, a new pre-clearance request must be submitted and approved before such person may engage in the transaction.

2. When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company or any of its subsidiaries, and should describe fully those circumstances to the Policy Administrators. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 3, Form 4 or Form 5.

3. Pre-clearance is not required for trades in Company Securities under a Rule 10b5-1 Plan. With respect to any purchase or sale under a 10b5-1 Plan, the third party effecting transactions on behalf of the director or officer should be instructed to send duplicate confirmations of all such transactions to the Policy Administrator.

D. Rule 10b5-1 Plans.
1. Securities and Exchange Act Rule 10b5-(1) provides affirmative defenses for purchases and sales made in accordance with a 10b5-1 plan (“10b5-1 Plan”). In order to provide such a defense, a Rule 10b5-1 Plan must meet certain conditions specified in the Rule, specifically:
•The plan is entered into in good faith and not as a part of a plan or scheme to evade the prohibitions of Rule 10b-5;
•The plan is adopted at a time when the person trading was not aware of any material, non-public information;
•The terms of the plan specified the amount, price, and date of the transactions (or included a written formula, algorithm or computer program for determining the amount, price and date);
•The person trading under the plan did not exercise any subsequent influence over how, when or whether to make purchases or sales; and
•The purchase or sale was made pursuant to the plan.

Anyone other than the person establishing the Rule 10b5-1 Plan may execute trades. Typically, the person establishing the plan designates an administering broker who executes the trades pursuant to the plan’s specifications. Once the Rule 10b5-1 plan is adopted, there should be no communication between the administering broker and the trading party. Any clarification by the trader to the administering broker could be construed as an improper exercise of influence or discretion over the plan by the trader in violation of Rule 10b5-1, and any trades executed based on such communications could be considered a modification of the plan. While amendments to a Rule 10b5-1 Plan is permitted as long as the insider does not possess material, non-public information at the time of the modification and meets all the elements required at the inception of the plan, modification should be avoided because they create the perception that the person is manipulating the plan to benefit from material, non-public information, jeopardizing the good-faith element and the availability of the affirmative defense. As a result, a Rule 10b5-1 Plan should be modified rarely and should be designed to prevent the need for amendment. In addition, suspension of a Rule 10b5-1 Plan can lead to the same issues as modification of a plan.

2. The following are additional requirements of the Company for a Rule 10b5-1 Plan:
•Establishment of a Plan: Prior approval by the Company is required for any Rule 10b5-1 Plan. Plans may be established only during an open window trading period to avoid the appearance of establishing a plan while in possession of material, non-public information and to bolster the good-faith element.
•Waiting Period: There is a mandatory thirty-day waiting period between the establishment of a plan and the date the initial trade may be made.
•Term of Plan: Plans must have a minimum term of six months and a maximum term of two years. This enables users to establish new plans over time while preventing the need for any voluntary modifications, terminations or suspensions.
•Modifications, Terminations, Suspensions: No modification, termination or suspension to a plan may be made, except during an open trading window. In the event of any modification, termination or suspension, trades may be reinstated under a plan until thirty days after such modification, termination or suspension.
•Disclosure: All events in the life cycle of a Rule 10b5-1 Plan – the adoption, modification, termination or suspension- will be disclosed by the Company, either through a press release or by a Form 8-K.
•Multiple Plans: Insiders are prohibited from adopting multiple, overlapping Rule 10b5-1 Plans.
•Trades Outside of the Plan: Once a plan is established, the Company may limit transactions outside of the Plan.

3. Both Securities Act Rule 144 and Section 16 of the Securities Exchange Act will apply to purchases and sales made pursuant to a Rule 10b5-1 Plan. All transactions under a Rule 10b5-1 Plan must be immediately reported to the Policy Administrator, in order to facilitate reporting to the SEC, including but not limited to, SEC Forms 3, 4 and 5.

IV. Prohibited Transactions
The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the directors and executive officers of the Company engage in certain types of transactions. Therefore, it is the Company’s policy that the directors and executive officers of the Company, including Related Persons of such directors and executive officers, not engage in any of the following transactions:

A. Short Term Trading. Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any director or executive officer of the Company or its subsidiaries who purchases the

Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (or vice versa).

B. Short Sales. Short sales of Company Securities (i.e., the sale of Company Securities that the seller does not own) may evidence an expectation on the part of the seller that Company Securities will decline in value and, therefore, have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. Section 16(c) the Securities Exchange Act prohibits executive officers and directors of the Company from engaging in short sales.

C. Option Trading. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director or executive officer is trading based on material nonpublic information and focus their attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.

D. Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan or other financial obligation may be sold in foreclosure if the borrower defaults on the loan or other financial obligation. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, directors and executive officers are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan or other financial obligation.

E. Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director or executive officer to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director or executive officer may no longer have the same objectives as the Company’s other shareholders. Therefore, directors and executive officers are prohibited from engaging in any such transactions.

V. Consequences of Violations
A. Legal Penalties. The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s Securities, is prohibited by the federal and state securities laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as by authorities enforcing the laws of foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

B. Company-imposed Penalties. An individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

VI. Certification.
All persons subject to this Policy must certify their understanding of, their compliance with, and their intent to comply with, this Policy.